Exhibit 3.26

RESTATED CERTIFICATE OF INCORPORATION

OF

TNT FREIGHTWAYS CORPORATION

TNT FREIGHTWAYS CORPORATION, a corporation organized and existing under the laws of the State of Delaware, Does Hereby Certify As Follows:

1. The name of the corporation is TNT FREIGHTWAYS CORPORATION. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 22, 1991, under the name of 235 Corporation, and a Certificate of Amendment thereto was filed with the Secretary of State of the State of Delaware on July 30, 1991.

2. The Certificate of Incorporation is hereby amended and restated as authorized by Section 242 and Section 245 of the General Corporation Law of the State of Delaware to read as herein set forth in full:

ARTICLE FIRST

The name of the corporation is TNT FREIGHTWAYS CORPORATION (the “Corporation”).

ARTICLE SECOND

The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square (Suite L-100), in the City of Dover, County of Kent 19901. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100 million, of which 20 million shares shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”), and 80 million shares shall be Common Stock, par value $0.01 per share (“Common Stock”).

(b) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, shares of any series of Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the number of shares constituting that series and the distinctive designation of that series;

(ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights (including but not limited to the right of the holders of such shares to vote as a separate class acting alone or with the holders of one or more other series of Preferred Stock and the right to have more (or less) than one vote per share);

(iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) any other relative rights, preferences or limitations of that series.

(c) Except for and subject to those rights expressly granted to the holders of Preferred Stock, or any series thereof, by the Board of Directors, pursuant to the authority hereby vested in the Board of Directors or as provided by the laws of the State of Delaware, the holders of the Corporation’s Common Stock shall have exclusively all rights of stockholders and shall possess exclusively all voting power. Each holder of Common Stock of the Corporation shall be entitled, on each matter submitted for a vote to holders of Common Stock, to one vote for each share of such stock standing in such holder’s name on the books of the Corporation.

(d) Shares of Common Stock or Preferred Stock may be issued by the Corporation from time to time for such consideration, having a value of not less than the par value, if any, thereof, as is determined from time to time by the Board of Directors. Any and all shares issued and for which full consideration has been paid or delivered shall be deemed fully paid stock and the holder thereof shall not be liable for any further payment thereon.

(e) The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

ARTICLE FIFTH

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and its directors and stockholders, it is further provided that:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The Board of Directors shall consist of not less than three nor more than twenty-one directors. The exact number of directors shall be determined from time to time by a resolution or resolutions adopted by the affirmative note of a majority of the entire Board of Directors. The directors shall be divided into three classes. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. If the classes of directors are not equal in number, the Board of Directors shall determine which class shall contain an unequal number of directors.

(c) Upon, or as soon as practicable following, the filing of this Restated Certificate of Incorporation, the first class of directors shall be elected for a term to expire at the annual meeting next ensuing, the second class until the second annual meeting thereafter, and the third class until the third annual meeting thereafter. At such succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed in accordance with the terms of this Restated Certificate of incorporation, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to the director’s prior death, resignation, disqualification or removal from office. Any director or the entire Board of Directors may be removed for cause by the affirmative vote of the holders of shares having at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors and other matters required to be submitted for stockholder approval, voting together as a single class; provided, however, that for as long as TNT Limited, or any affiliate of TNT Limited, owns a majority of such outstanding shares of capital stock, any director or the entire Board of Directors may be removed in the manner described above with or without cause. Subject to the rights of the holders of any series of Preferred Stock, any newly created directorship and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, except that the stockholders shall fill any vacancy resulting from the removal of a director by the stockholders. Any Director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of this predecessor.

(d) Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

(e) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given if required by, and in the manner provided in, the By-Laws. At any annual meeting or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided in the By-Laws.

(f) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend or repeal from time to time the By-laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate of Incorporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to alter, amend or repeal the By-laws of the Corporation made by the Board of Directors;

(g) In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Restated Certificate of Incorporation and of the By-laws of the Corporation.

ARTICLE SIXTH

(a) To the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, a director of the Corporation shall not be liable to the Corporation of its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

(b) In addition to any requirements of law and any other provisions herein or in the terms of any class or series of capital stock having a preference over the Common Stock of the Corporation as to dividends or upon liquidation (and notwithstanding that a lesser percentage may be specified by law), the affirmative vote of the holders of 75 percent or more of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article SIXTH.

ARTICLE SEVENTH

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force or as may hereafter be added or inserted, in the manner now or hereafter prescribed by law and consistent with Article SIXTH as now in force; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article SEVENTH.

IN WITNESS WHEREOF, TNT FREIGHTWAYS CORPORATION, has caused this Restated Certificate of Incorporation to be signed by Mr. John Campbell Carruth, its President and Chief Executive Officer, and attested by its Secretary, and its corporate seal to be affixed hereto as of the 6th day of January, 1992.

TNT FREIGHTWAYS CORPORATION,

by:	/s/ John Campbell Carruth
Name:	John Campbell Carruth
Title:	President and Chief Executive Officer

ATTEST:

/s/ B. Carlton Bailey
Name:	B. Carlton Bailey
Title:	Secretary

CERTIFICATE OF DESIGNATIONS FOR

SERIES A JUNIOR

PARTICIPATING CUMULATIVE PREFERRED STOCK

Par Value $0.01 Per Share

of

TNT Freightways Corporation

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

We, J. C. Carruth, President and Chief Executive Officer, and B. Carlton Bailey, Jr., Secretary, of TNT Freightways Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation (the “Restated Certificate”) of the Corporation, the Board of Directors on February 4, 1994, by unanimous vote adopted the following resolution creating a series of Three Hundred Fifty Thousand (350,000) shares of the Corporation’s authorized Preferred Stock, par value $0.01 per share, having the powers, designations, preferences and relative participating, optional and other rights and the qualifications, limitations and restrictions thereof set forth therein:

RESOLVED, that a series of the authorized Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Section 1. Designation and Amount.

The shares of such series shall be designated as Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share (the “Series A Preferred”) and the number of shares constituting such series shall be Three Hundred Fifty Thousand (350,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred to a number less than the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of the Corporation’s Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred with respect to dividends, the holders of shares of Series A Preferred, in preference to the holders of Common Stock, and of any other capital stock ranking junior to the Series A Preferred which may then be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $2.50 per share ($10.00 per annum), or (b) subject to the provision for adjustment hereinafter set forth an amount equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Corporation’s Common Stock during the quarterly period ended on the Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A. Preferred. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then thereafter in each such case the amounts to which holders of shares of Series A Preferred would otherwise be entitled under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred as provided in paragraph (A) of this Section 2 immediately after it declares each dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the quarterly period ending on any Quarterly Dividend Payment Date, a dividend of $2.50 per share ($10.00 per annum) on the Series A Preferred shall nevertheless be declared and payable on such Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall accumulate but shall not bear interest. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of accrued and unpaid dividends at such time with respect to such shares shall be allocated pro rata on a share-by-share basis among all such shares of Series A Preferred at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights.

The holders of shares of Series A Preferred shall have the following voting rights.

(A) Subject to the provisions for adjustment as hereinafter set forth, each share of Series A Preferred shall entitle the holder thereof to 100 votes (and each one-hundredth of a share of Series A Preferred shall entitle the holder thereof to one vote) on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a combination or consolidation or subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in the Restated Certificate, in any other certificate of designations creating another series of the Corporation’s Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) If at any time the Corporation shall not have declared and paid all accrued and unpaid dividends on the Series A Preferred as provided in Section 2 hereof for four consecutive Quarterly Dividend Payment Dates, then, in addition to any voting rights provided for in paragraphs (A) and (B) of this Section 3, the holders of the Series A Preferred shall have the exclusive right, voting separately as class, to elect two directors on the Board of Directors of the Corporation (such directors being referred to hereinafter as the “Preferred Directors”). The right of the holders of the Series A Preferred to elect the Preferred Directors shall continue until all such accrued and unpaid dividends shall have been paid in full. At such time, the terms of any of the Preferred Directors shall terminate. At any time when the holders of the Series A Preferred shall have thus become entitled to elect Preferred Directors, a special meeting of stockholders shall be called for the purpose of electing such Preferred Directors, which special meeting shall be held within 30 days after the right of the holders of the Series A Preferred to elect such Preferred Directors shall arise, upon notice given in the manner provided by law or by the by-laws of the Corporation for giving notice of a special meeting of stockholders (provided, however, that such a special meeting shall not be called if the annual meeting of stockholders is to convene within said 30 days). At any such special meeting or at any annual meeting at which the holders of the Series A Preferred shall be entitled to elect Preferred Directors, the holders of a majority of the then outstanding shares of Series A Preferred present in person or by proxy shall be sufficient to constitute a quorum for the election of such directors. The persons elected by the holders of the Series A Preferred at any meeting in accordance with the terms of the preceding sentence shall become directors on the date of such election.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay any dividends or, make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred;

(ii) declare or pay any dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series A Preferred, except dividends paid ratably on the Series A Preferred, and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any capital stock ranking (either as to dividends or upon liquidation, dissolution or winding-up) junior to or in parity with the Series A Preferred, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding-up) to the Series A Preferred; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of

Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividends rates and other relative rights and preferences of the respective series or classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares.

Any shares of Series A Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of the Corporation’s Preferred Stock, without designation as to series, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate, in any other certificate of designations creating another series of the Corporation’s Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation. Dissolution or Winding-Up.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred unless prior thereto, the holders of shares of Series A Preferred shall have received the higher of (i) $10.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate per share amount to be distributed to holders of Common Stock; nor shall any distribution be made (B) to the holders of stock ranking (either as to dividends or upon liquidation, dissolution or winding-up) in parity with the Series A Preferred, (except distributions made ratably on the Series A Preferred and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up). In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a combination or consolidation or subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which, under the provision in clause (A) of the preceding sentence, holders of shares of Series A Preferred would otherwise be entitled shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such case each share of Series A Preferred shall at the same time be similarly exchanged or converted or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed, converted or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange, conversion or change of shares of Series A Preferred shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption.

The shares of Series A Preferred shall not be redeemable.

Section 9. Rank.

Unless otherwise provided in the Restated Certificate or a certificate of designations relating to a subsequent series of Preferred Stock of the Corporation, the Series A Preferred shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up, and senior to the Common Stock of the Corporation.

Section 10. Amendment.

The Restated Certificate, as amended to the date hereof, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred, voting together as a single series.

Section 11. Fractional Shares.

The Series A Preferred may be issued in fractions of a share (in one-hundredths (1/100) of a share and integral multiples thereof) which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its President and Chief Executive Officer and attested by its Secretary this 18th day of February, 1994.

/s/ John Campbell Carruth
President and Chief Executive Officer

Attest:

/s/ B. Carlton Bailey
Secretary

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

*****

TNT FREIGHTWAYS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The present registered agent of the corporation is The Prentice-Hall Corporation System and the present registered office of the corporation is in the county of Kent.

The Board of Directors of TNT FREIGHTWAYS CORPORATION adopted the following resolution on the 1st day of May, 1994.

RESOLVED, that the registered office of TNT FREIGHTWAYS CORPORATION in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

IN WITNESS WHEREOF, TNT Freightways Corporation has caused this statement to be signed by Christopher L. Ellis, its Vice President and attested by Richard C. Pagano, its Secretary this 1st day of May, 1994.

By	/s/ Christopher L. Ellis
Christopher L. Ellis, Vice President

ATTEST:

By	/s/ Richard C. Pagano
Richard C. Pagano, Secretary

CERTIFICATION OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

*****

TNT Freightways Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of TNT Freightways Corporation resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of TNT Freightways Corporation be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

The name of the corporation is USFreightways Corporation (the “Corporation”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon written waiver of notice signed by all stockholders at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said TNT Freightways Corporation has caused this certificate to be signed by J. C. Carruth, its President & CEO, this Third day of May, 1996.

TNT Freightways Corporation

By	/s/ J. C. Carruth
President & CEO

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

USFreightways Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That a meeting of the Board of Directors of USFreightways Corporation resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of USFreightways Corporation be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

The name of the corporation is USF Corporation (the “Corporation”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon written waiver of notice signed by all stockholders at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said USFreightways Corporation has caused this certificate to be signed by Samuel K. Skinner, its President and CEO, this Second day of May, 2003.

USFreightways Corporation

By:	/s/ Samuel K. Skinner
President & CEO

CERTIFICATE OF MERGER

Merging

Yankee II LLC, a Delaware limited liability company

with and into

USF Corporation, a Delaware corporation

Pursuant to the provisions of Section 264 of the Delaware General Corporation Law (the “DGCL”) and Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”), the undersigned duly authorized officer of USF Corporation submits this Certificate of Merger for the purpose of effecting a merger of domestic entities under the DGCL and the DLLCA and certifies that:

1. The name and state of incorporation or organization of each of the constituent entities is as follows:

Name of Corporation or Limited Liability Company	State of Incorporation or Organization
USF Corporation	Delaware

Yankee II LLC	Delaware

2. An Agreement and Plan of Merger, dated as of February 27, 2005, and amended as of May 1, 2005 (the “Merger Agreement”), by and among Yellow Roadway Corporation, Yankee II LLC and USF Corporation, pursuant to which Yankee II LLC will merge with and into USF Corporation (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 264(c) of the DGCL and Section 18-209 of the DLLCA.

3. The surviving entity in the Merger is USF Corporation (the “Surviving Entity”). The name of the Surviving Entity is USF Corporation.

4. The Restated Certificate of Incorporation, as amended, of USF Corporation shall be the Restated Certificate of Incorporation, as amended, of the Surviving Entity, with the exception that Article Fourth of the Restated Certificate of Incorporation, as amended, shall be amended to read in its entirety as follows: “The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share (“Common Stock”).”.

5. The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

6. An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Entity, located at 8550 W. Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631.

7. A copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any stockholder or member in either constituent entity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Merger has been executed by the undersigned, a duly authorized officer of the Surviving Entity, as of the 24th day of May, 2005.

USF Corporation

By:	/s/ Richard C. Pagano
Name:	Richard C. Pagano
Title:	Senior Vice President, General Counsel and Secretary